Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	April 26, 2012		Andrea Short
574 235 2000

1ST SOURCE HAS STRONG EARNINGS IN FIRST QUARTER,
CASH DIVIDEND DECLARED

South Bend, IN -- 1st Source Corporation (Nasdaq: SRCE), parent company of 1st Source Bank, today reported net income of $11.72 million for the first quarter of 2012, up 10.44% compared to the $10.61 million reported in the first quarter a year ago. Diluted net income per common share for the first quarter of 2012 amounted to $0.48, up 11.63% over the $0.43 for the first quarter of 2011.
At its April 2012 meeting, the Board of Directors approved a first quarter cash dividend of $0.16 per common share. The cash dividend will be payable on May 15, 2012, to shareholders of record as of May 7, 2012.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented on the first quarter by saying, "It was a good quarter for 1st Source. Our performance was built on the basics - income was up, expenses were down, and loan loss provisions remained about the same. We are starting to see our markets strengthen a bit as our loan portfolios grew 3.12%. Additionally, our net interest margin increased from last quarter and from a year ago. Credit remains a focus as we work through the challenges of the last several years.”
Mr. Murphy continued, “It was also a quarter where we saw several large projects reach fruition – a new business loan system is coming online that streamlines our processes making us more convenient and efficient for the commercial customer, and we have enhanced our online offerings at 1stsource.com so that we can chat – real time – with those who are visiting our website and respond to their needs.”
“Our steady performance is being noticed by others. During the quarter, we were recognized as one of the top 45 banks in the country when we were named to the KBW Honor Roll of Superior Performers over the last decade. We will remain diligent in providing outstanding client service, maintaining pristine credit quality, and exercising rigorous cost control which not only leads to inclusion in these types of acknowledgments, but more importantly, leads to long-term solid financial performance.”
Return on average common shareholders’ equity for 1st Source Corporation was 8.84% compared to 8.73% for the first quarter of 2011, and return on average total assets was 1.08% compared to 0.97% a year ago. As of March 31, 2012, the 1st Source common equity-to-assets ratio was 12.13%, up from 11.12% a year ago and its tangible common equity-to-tangible assets ratio was 10.32% compared to

9.29% a year earlier. Common shareholders’ equity was $531.89 million, up 8.45% from March 31, 2011. At the end of March 2012, total assets were $4.38 billion, down slightly from the $4.41 billion a year ago. Loans and leases increased 3.12% and deposits decreased 2.86% from a year ago.
For the first quarter of 2012, 1st Source provided $2.25 million to the reserve for loan and lease losses compared to $2.20 million for the first quarter of 2011. Net charge-offs were $1.50 million for the first quarter of 2012 compared to $2.91 million for the first quarter of 2011. The reserve for loan and lease losses as of March 31, 2012, was 2.62% of total loans and leases compared to 2.82% a year earlier. The ratio of nonperforming assets to net loans and leases was 2.19% on March 31, 2012, compared to 2.81% for the same period last year. As of March 31, 2012, nonperforming assets included $1.13 million of former bank premises held for sale.
Tax-equivalent net interest income was $37.92 million for the first quarter of 2012, up 0.95% from 2011's first quarter, and the net interest margin was 3.77% compared to 3.71% in the first quarter of 2011, and 3.66% in the fourth quarter 2011.
Noninterest income for the three-month period ended March 31, 2012 was $20.52 million, an increase of 8.28% as compared to the first quarter of 2011. Noninterest income increased primarily due to higher mortgage banking income. During the first quarter of 2012, residential mortgage loan production volume was $73.54 million compared to $38.85 million in the first quarter of 2011.
Noninterest expense for the three-month period ended March 31, 2012 was $38.05 million, a decrease of 1.11% as compared to the first quarter of 2011. Noninterest expense decreased as a result of reduced depreciation on leased equipment and lower FDIC insurance premiums. These decreases were offset by higher salary and employee benefit expenses and increased professional fees.
1st Source serves the northern half of Indiana and southwest Michigan with its community banking, insurance and wealth management services, and nationally and internationally with specialty financing and leasing services.  1st Source distinguishes itself with highly personalized service and a comprehensive range of consumer and commercial banking services delivered through its community bank offices. 1st Source Bank provides services for businesses nationally by offering specialized financing of  automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment, and nationally and internationally, for new and used private and cargo aircraft. The Corporation includes 75 community banking centers, 8 trust and wealth management locations, and 8 1st Source Insurance offices located within 17 counties of northern Indiana and southwestern Michigan and 23 specialty finance locations nationwide. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in assuring a strong social safety net and continued economic development in the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the NASDAQ Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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1st SOURCE CORPORATION
1st QUARTER 2012 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended March 31,

	2012	2011
END OF PERIOD BALANCES
Assets	$4,384,696	$4,412,376
Loans and leases	3,146,890	3,051,718
Deposits	3,505,674	3,609,007
Reserve for loan and lease losses	82,394	86,160
Intangible assets	88,475	88,650
Common shareholders' equity	531,891	490,467

AVERAGE BALANCES
Assets	$4,360,662	$4,420,164
Earning assets	4,048,830	4,108,743
Investments	889,727	956,568
Loans and leases	3,089,868	3,054,013
Deposits	3,488,893	3,600,015
Interest bearing liabilities	3,177,574	3,348,626
Common shareholders' equity	532,728	492,673

INCOME STATEMENT DATA
Net interest income	$37,385	$36,860
Net interest income - FTE	37,923	37,566
Provision for loan and lease losses	2,254	2,198
Noninterest income	20,523	18,953
Noninterest expense	38,048	38,476
Net income	11,715	10,608

PER SHARE DATA
Basic net income per common share	$0.48	$0.43
Diluted net income per common share	0.48	0.43
Common cash dividends declared	0.16	0.16
Book value per common share	21.92	20.18
Tangible book value per common share	18.28	16.53
Market value - High	26.79	20.90
Market value - Low	23.54	17.86
Basic weighted average common shares outstanding	24,259,416	24,271,366
Diluted weighted average common shares outstanding	24,270,866	24,279,517

KEY RATIOS
Return on average assets	1.08%	0.97%
Return on average common shareholders' equity	8.84	8.73
Average common shareholders' equity to average assets	12.22	11.15
End of period tangible common equity to tangible assets	10.32	9.29
Risk-based capital - Tier 1	15.19	14.38
Risk-based capital - Total	16.49	15.68
Net interest margin	3.77	3.71
Efficiency: expense to revenue	64.01	66.45
Net charge-offs to average loans and leases	0.20	0.39
Loan and lease loss reserve to loans and leases	2.62	2.82
Nonperforming assets to loans and leases	2.19	2.81

ASSET QUALITY
Loans and leases past due 90 days or more	$393	$515
Nonaccrual loans and leases	55,027	74,038
Other real estate	7,719	6,813
Former bank premises held for sale	1,134	1,200
Repossessions	6,109	5,482
Equipment owned under operating leases	41	300
Total nonperforming assets	70,423	88,348

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31, 2012	March 31, 2011
ASSETS
Cash and due from banks	$56,707	$57,271
Federal funds sold and interest bearing deposits with other banks	901	81,661
Investment securities available-for-sale
(amortized cost of $872,783 and $927,522 at
March 31, 2012 and 2011, respectively)	901,817	942,221
Other investments	18,974	20,503
Trading account securities	144	146
Mortgages held for sale	18,114	5,467

Loans and leases, net of unearned discount:
Commercial and agricultural loans	545,057	547,381
Auto, light truck and environmental equipment	455,873	416,957
Medium and heavy duty truck	175,471	156,022
Aircraft financing	621,500	601,480
Construction equipment financing	271,475	271,490
Commercial real estate	539,112	578,648
Residential real estate	439,562	386,290
Consumer loans	98,840	93,450
Total loans and leases	3,146,890	3,051,718
Reserve for loan and lease losses	(82,394)	(86,160)
Net loans and leases	3,064,496	2,965,558

Equipment owned under operating leases, net	58,840	81,304
Net premises and equipment	39,963	36,024
Goodwill and intangible assets	88,475	88,650
Accrued income and other assets	136,265	133,571

Total assets	$4,384,696	$4,412,376

LIABILITIES
Deposits:
Noninterest bearing	$587,324	$513,315
Interest bearing	2,918,350	3,095,692
Total deposits	3,505,674	3,609,007

Short-term borrowings:
Federal funds purchased and securities sold
under agreements to purchase	125,010	112,914
Other short-term borrowings	18,761	19,239
Total short-term borrowings	143,771	132,153
Long-term debt and mandatorily redeemable securities	39,828	26,717
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	73,840	64,340
Total liabilities	3,852,805	3,921,909

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	346,535	346,535
Retained earnings	198,175	164,455
Cost of common stock in treasury	(30,757)	(29,655)
Accumulated other comprehensive income	17,938	9,132
Total shareholders' equity	531,891	490,467

Total liabilities and shareholders' equity	$4,384,696	$4,412,376

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2012	2011
Interest income:
Loans and leases	$39,896	$41,299
Investment securities, taxable	4,327	4,482
Investment securities, tax-exempt	852	1,186
Other	226	243
Total interest income	45,301	47,210

Interest expense:
Deposits	5,745	8,355
Short-term borrowings	53	89
Subordinated notes	1,647	1,647
Long-term debt and mandatorily redeemable securities	471	259
Total interest expense	7,916	10,350

Net interest income	37,385	36,860
Provision for loan and lease losses	2,254	2,198
Net interest income after provision for
loan and lease losses	35,131	34,662

Noninterest income:
Trust fees	3,973	3,992
Service charges on deposit accounts	4,505	4,236
Mortgage banking income	1,942	444
Insurance commissions	1,357	1,142
Equipment rental income	5,350	6,038
Other income	3,001	2,971
Investment securities and other investment gains	395	130
Total noninterest income	20,523	18,953

Noninterest expense:
Salaries and employee benefits	20,316	18,638
Net occupancy expense	2,160	2,320
Furniture and equipment expense	3,507	3,349
Depreciation - leased equipment	4,311	4,805
Professional fees	1,398	1,096
Supplies and communication	1,393	1,394
FDIC and other insurance	949	1,676
Business development and marketing expense	867	622
Loan and lease collection and repossession expense	1,501	1,324
Other expense	1,646	3,252
Total noninterest expense	38,048	38,476

Income before income taxes	17,606	15,139
Income tax expense	5,891	4,531

Net income	$11,715	$10,608

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com